Exhibit 11. Statement of Computation of Per Share Earnings

PATIENT INFOSYSTEMS, INC.

                                                Three Months Ended                 Six Months Ended
                                                     June 30,                          June 30,
                                              2000             1999             2000            1999
                                           As Restated,                      As Restated,
                                            see Note 8                        see Note 8

Net loss                                 $(1,628,371)     $(2,042,886)     $(3,263,277)    $(3,756,616)

Convertible preferred stock dividends        (22,500)            -            (572,500)           -
                                         ------------     ------------     ------------    ------------
Net loss attributable to
     common shareholders                 $(1,650,871)     $(2,042,886)     $(3,835,777)    $(3,756,616)
                                         ------------     ------------     ------------    ------------
Weighted average common shares             8,071,095        8,028,186        8,070,095       8,024,125
                                         ------------     ------------     ------------    ------------
Net loss per share - Basic and diluted        $(0.20)          $(0.25)          $(0.48)         $(0.47)
                                         ============     ============     ============    ============